UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2013

JACKSONVILLE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-30248	59-3472981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 North Laura Street, Suite 1000 Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

(904) 421-3040

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 19, 2013, Jacksonville Bancorp, Inc. (the “Company”) amended its Amended and Restated Articles of Incorporation, as amended (the “Articles”), to (i) increase the number of authorized shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to 400 million, and (ii) authorize 100 million shares of a new class of nonvoting common stock of the Company, par value $0.01 per share (the “Nonvoting Common Stock”) (the “Capital Amendment”). The Capital Amendment was approved by the Company’s shareholders on February 18, 2013 and became effective upon its filing with the Florida Secretary of State on February 19, 2013.

Other than voting rights, the Common Stock and Nonvoting Common Stock have the same rights and privileges, share ratably in all assets of the Company upon its liquidation, dissolution or winding-up, will be entitled to receive dividends in the same amount per share and at the same time when, as and if declared by the Company’s board of directors (the “Board”), and are identical in all other respects as to all other matters (other than voting). Holders of the Nonvoting Common Stock will not be entitled to vote except as required by the Florida Business Corporation Act. Holders of the Nonvoting Common Stock have no cumulative voting rights or preemptive rights (other than the limited contractual preemptive rights of certain shareholders) to purchase or subscribe for any additional shares of Common Stock or Nonvoting Common Stock or other securities, and there are no redemption or sinking fund provisions with respect to the Nonvoting Common Stock.

As provided in the Capital Amendment, each share of Nonvoting Common Stock will automatically convert into one share of Common Stock in the event of a “permitted transfer” to a transferee. A “permitted transfer” is a transfer of Nonvoting Common Stock (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company; or (iii) to a transferee that would control more than 50% of the voting securities of the Company without any transfer from such holder of Nonvoting Common Stock.

The foregoing description of the Capital Amendment does not purport to be complete, and is qualified in its entirety by reference to such document, a copy of which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

On February 18, 2013, the Company held a special meeting of its shareholders for the purpose of voting on six proposals. The following is a summary of the proposals considered at the special meeting and the voting results for each proposal.

The Company’s shareholders approved Proposal 1a, relating to an amendment to the Articles to increase the number of authorized shares of Common Stock to 400 million, by the following votes:

For	Against	Abstain
3,643,935	25,665	168

The Company’s shareholders approved Proposal 1b, relating to an amendment to the Articles to authorize 100 million shares of the new class of Nonvoting Common Stock, by the following votes:

For	Against	Abstain
3,642,035	25,565	2,168

The Company’s shareholders approved Proposal 2, relating to the issuance of an aggregate of 100 million shares of Common Stock and Nonvoting Common Stock upon the conversion of the 50,000 outstanding shares of the Company’s Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), by the following votes:

For	Against	Abstain
3,643,435	26,045	288

The Company’s shareholders approved Proposal 3, relating to an amendment of the 2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan, as amended, to (i) increase the number of shares of Common Stock available for issuance from 180,000 to 7 million, and (ii) eliminate certain minimum vesting conditions for awards of restricted stock and restricted stock units, by the following votes:

For	Against	Abstain
3,526,087	143,214	467

The Company’s shareholders approved Proposal 4, relating to the authorization of an amendment to the Articles, to be implemented in the Board’s discretion, to effect a reverse stock split of the Company’s outstanding Common Stock and Nonvoting Common Stock (if any) at a ratio of up to 1-for-20, the exact split ratio to be determined in the sole discretion of the Board, by the following votes:

For	Against	Abstain
3,606,691	60,837	2,240

The Company’s shareholders approved Proposal 5, relating to the grant of discretionary authority to the persons named as proxies to adjourn the special meeting of shareholders to a later date, if necessary, to permit further solicitation of proxies, by the following votes:

For	Against	Abstain
3,611,382	57,087	1,299

Item 8.01	Other Events

On February 19, 2013, the 50,000 outstanding shares of the Company’s Series A Preferred Stock automatically converted into an aggregate of 47,640,000 shares of Common Stock and 52,360,000 shares of Nonvoting Common Stock (the “Conversion”). The Conversion was based on a conversion price of $0.50 per share and a conversion rate of 2,000 shares of Common Stock and/or Nonvoting Common Stock for each share of Series A Preferred Stock outstanding. No shares of the Series A Preferred Stock remain outstanding as a result of the Conversion.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

3.1	Jacksonville Bancorp, Inc. Articles of Amendment to the Amended and Restated Articles of Incorporation, effective as of February 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

By:	/s/ Valerie A Kendall
Name:	Valerie A. Kendall
Title:	Executive Vice President &
Chief Financial Officer

Date:	February 20, 2013

Exhibit Index

Exhibit No.	Exhibit

3.1	Jacksonville Bancorp, Inc. Articles of Amendment to the Amended and Restated Articles of Incorporation, effective as of February 19, 2013